Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS THIRD QUARTER 2018 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, October 29, 2018 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) ("Viper" or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) ("Diamondback"), today announced financial and operating results for the third quarter ended September 30, 2018.

HIGHLIGHTS

•	Q3 2018 cash distribution of $0.58 per common unit , up 72% year over year; implies a 6.4% annualized yield based on the October 26, 2018 unit closing price of $36.29

•
Q3 2018 consolidated net income (including non-controlling interest) of $50.8 million, consolidated adjusted EBITDA (as defined and reconciled below) of $72.4 million and cash available for distribution to Limited Partner units (as defined below) of $29.9 million

•	Q3 2018 production of 18,384 boe/d (69% oil), up 13% over Q2 2018 and 46% year over year

•	Initiating average production guidance for Q4 2018/Q1 2019 of 18,500 to 20,000 boe/d, the midpoint of which is up 5% from Q3 2018 production

•	Raising full year 2018 production guidance to 16,750 to 17,250 boe/d (69% - 73% oil), up 1% from previous full year 2018 guidance, which implies 54% annualized growth over full year 2017 production

•
Closed 15 acquisitions for an aggregate purchase price of approximately $260 million in Q3 2018, including a completed drop down from Diamondback; increases Viper's mineral assets by 2,457 net royalty acres to 13,908 total net royalty acres, up 52% year over year

•	As of October 22, 2018, there were 24 active rigs on Viper's mineral acreage and approximately 523 active drilling permits filed in the past six months

“During the third quarter, Viper surpassed $1 billion of closed acquisitions since its IPO four years ago, with over $500 million of these deals having been completed through the first three quarters of 2018. Viper continues to use its size, scale and expertise in the Permian Basin to consolidate the fragmented private minerals market, and we believe there remain significant opportunities ahead for us to continue this consolidation,” stated Travis Stice, Chief Executive Officer of Viper’s general partner.

Mr. Stice continued, “As a direct result of Viper's accretive acquisitions, as well as continued organic growth on our legacy assets, Viper once again achieved significant quarter over quarter production growth. We have raised our full year production guidance so that the midpoint now represents 54% year over year growth. Looking ahead to 2019, we are excited about our organic growth profile as well as the continued execution of our acquisition strategy, including further drop downs from Diamondback.”

FINANCIAL UPDATE

Viper's third quarter 2018 average realized prices were $54.51 per barrel of oil, $2.42 per Mcf of natural gas and $27.05 per barrel of natural gas liquids, resulting in a total equivalent price of $43.98/boe, up 21% year over year from $36.38/boe in Q3 2017.

During the third quarter of 2018, the Company recorded total operating income of $78.6 million and consolidated net income (including non-controlling interest) of $50.8 million. Operating income was up 4% quarter over quarter and 85% year over year.

As of September 30, 2018, the Company had a cash balance of $16.8 million and $178.5 million available under its revolving credit facility. In connection with its Fall redetermination, which closed in October 2018, Viper's borrowing base increased to $555.0 million from $475.0 million prior, resulting in $258.5 million of pro forma credit facility availability.

THIRD QUARTER 2018 CASH DISTRIBUTION

The Board of Directors of Viper's general partner declared a cash distribution for the three months ended September 30, 2018 of $0.58 per common unit, up 72% year over year. The distribution is payable on November 19, 2018 to unitholders of record at the close of business on November 12, 2018.

ACQUISITION UPDATE

During the third quarter of 2018, Viper acquired 760 net royalty acres for an aggregate purchase price of $85 million from unrelated third parties. Also during the quarter, Viper closed the previously announced drop down of 1,696 net royalty acres from Diamondback for $175.0 million. These transactions brought Viper's footprint of mineral interests to a total of 13,908 net royalty acres. Viper funded the recent acquisitions with cash on hand, borrowings under its revolving credit facility and proceeds from its July 2018 offering of 10,080,000 common units.

GUIDANCE UPDATE

Below is Viper's updated guidance for the full year 2018, as well as average production guidance for Q4 2018 and Q1 2019.

Viper Energy Partners

Q4 2018 / Q1 2019 Net Production – MBoe/d	18.50 - 20.00
Total 2018 Net Production – MBoe/d	16.75 - 17.25
Oil Production - % of Net Production	69% - 73%

Unit costs ($/boe)
Gathering & Transportation	$0.20 - $0.40
Depletion	$8.00 - $11.00
G&A
Cash G&A	$0.75 - $1.25
Non-Cash Unit-Based Compensation	$0.50 - $0.75

Production and Ad Valorem Taxes (% of Revenue) (a)	7%

Capital Budget ($ - Million)
2018 Capital Spend	n/a

(a)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss their results for the third quarter of 2018 on Tuesday, October 30, 2018 at 9:00 a.m. CT. Participants should call (844) 400-1537 (United States/Canada) or (703) 326-5198 (International) and use the confirmation code 9867957. A telephonic replay will be available from 12:00 p.m. CT on Tuesday, October 30, 2018 through Tuesday, November 6, 2018 at 11:00 a.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 9867957. A live broadcast of the earnings conference call will also be available via the internet at www.viperenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on oil-weighted basins, primarily the Permian Basin in West Texas. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding any pending, completed or future acquisitions discussed above. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands)
Operating income:
Royalty income	$74,386	$42,211	$211,199	$110,194
Lease bonus income	4,205	322	5,133	2,613
Other operating income	12	—	120	—
Total operating income	78,603	42,533	216,452	112,807
Costs and expenses:
Production and ad valorem taxes	5,027	2,825	14,133	7,668
Gathering and transportation	889	205	1,297	492
Depletion	16,532	11,068	41,317	28,587
General and administrative expenses	1,309	1,368	6,230	5,064
Total costs and expenses	23,757	15,466	62,977	41,811
Income from operations	54,846	27,067	153,475	70,996
Other income (expense):
Interest expense, net	(3,711)	(859)	(9,061)	(2,114)
Gain (loss) on revaluation of investment	(199)	—	5,165	—
Other income, net	640	399	1,479	526
Total other income (expense), net	(3,270)	(460)	(2,417)	(1,588)
Income before income taxes	51,576	26,607	151,058	69,408
Provision for (benefit from) income taxes	764	—	(71,114)	—
Net income	50,812	26,607	222,172	69,408
Net income attributable to non-controlling interest	48,466	—	77,526	—
Net income attributable to Viper Energy Partners LP	$2,346	$26,607	$144,646	$69,408

Net income attributable to common limited partners per unit:
Basic	$0.05	$0.24	$1.85	$0.69
Diluted	$0.05	$0.24	$1.85	$0.69
Weighted average number of common limited partner units outstanding:
Basic	48,234	110,377	78,250	101,095
Diluted	48,304	110,424	78,319	101,143

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended September 30, 2018	Three Months Ended June 30, 2018	Three Months Ended September 30, 2017
Production Data:
Oil (MBbls)	1,167	1,052	794
Natural gas (MMcf)	1,624	1,280	1,236
Natural gas liquids (MBbls)	254	221	160
Combined volumes (MBOE)(1)	1,691	1,485	1,160
Daily combined volumes (BOE/d)	18,384	16,323	12,611
% Oil	69%	71%	68%

Average sales prices:
Oil (per Bbl)	$54.51	$62.66	$45.33
Natural gas (per Mcf)	2.42	2.07	2.55
Natural gas liquids (per Bbl)	27.05	26.68	19.10
Combined (per BOE)	43.98	50.10	36.38

Average Costs (per BOE)
Production and ad valorem taxes	$2.97	$3.28	$2.43
Gathering and transportation expense	0.53	0.10	0.18
General and administrative - cash component	0.52	1.18	0.75
Total operating expense - cash	$4.02	$4.56	$3.36

General and administrative - non-cash component	$0.25	$0.31	$0.43
Interest expense	2.19	2.19	0.74
Depletion	9.77	8.93	9.54

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income plus interest expense, net, non-cash unit-based compensation expense, depletion, loss (gain) on revaluation of investments and benefit from income taxes. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles, or GAAP. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of Viper’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for debt service and other contractual obligations, fixed charges and reserves for future operating or capital needs that the board of directors of

Viper’s general partner may deem appropriate, dividend equivalent rights and preferred distributions. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution to the GAAP financial measure of net income.

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

	Three Months Ended September 30, 2018	Three Months Ended June 30, 2018	Three Months Ended September 30, 2017
Net income	$50,812	$128,464	$26,607
Interest expense, net	3,711	3,252	859
Non-cash unit-based compensation expense	426	452	503
Depletion	16,532	13,260	11,068
Loss (gain) on revaluation of investment	199	(4,465)	—
Provision for (benefit from) income taxes	764	(71,878)	—
Consolidated Adjusted EBITDA	72,444	69,085	39,037
EBITDA attributable to non-controlling interest	(42,256)	(43,642)	—
Adjusted EBITDA attributable to Viper Energy Partners LP	$30,188	$25,443	$39,037

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Debt service, contractual obligations, fixed charges and reserves	(184)	(437)	(708)
Units - dividend equivalent rights	(48)	(25)	—
Preferred distributions	(40)	(23)	—
Cash available for distribution	$29,916	$24,958	$38,329

Limited Partner units outstanding	51,654	41,471	113,882

Cash available for distribution per common limited partner unit	$0.58	$0.60	$0.34

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.